Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Announces Appointment of Chief Accounting Officer to Replace
Outgoing Vice President and Controller
FOOTHILL RANCH, Calif. — April 3, 2007 — Kaiser Aluminum (NASDAQ:KALU) today announced that Lynton Rowsell has been appointed Chief Accounting Officer to assume all the external reporting responsibilities of vice president and controller, Daniel D. Maddox, whose employment agreement ended on March 31, 2007.
Mr. Maddox and the company have entered into a three month consulting arrangement. In anticipation of Mr. Maddox’s departure, Mr. Rowsell joined the company in October 2006 as director of external reporting.
“We are very grateful for Dan’s many contributions over more than a decade as well as his work and dedication related to our emergence,” said Jack A. Hockema, chairman, president and CEO of Kaiser Aluminum. “We are also thankful to Dan for ensuring the successful transition of his critical roles and responsibilities to Lynton. We wish Dan well and look forward to Lynton playing a more significant role in our future.”
Mr. Rowsell has been working closely with Mr. Maddox for the past six months in his role as director of external reporting. Prior to joining Kaiser Aluminum in October 2006, Mr. Rowsell worked as assistant corporate controller for GeoLogistics, a freight forwarding company with revenues of approximately $2 billion. Prior to joining GeoLogistics, Mr. Rowsell was associated with the accounting firm of Ernst & Young, completing his tenure as audit senior manager.
Kaiser Aluminum is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America and produces more than 500 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar and tube. For more information, please see www.kaiseraluminum.com.
F-1069
Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the effectiveness of the transition described in the release, (b) the effectiveness of management’s strategies and decisions; and (c) the other risk factors summarized in the company’s Form 10-K for the year ended December 31, 2006, and other reports filed with the Securities and Exchange Commission.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271